UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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DYAX CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYAX CORP.
300 TECHNOLOGY SQUARE
CAMBRIDGE, MASSACHUSETTS 02139
(617) 250-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2011

The 2011 Annual Meeting of Stockholders of Dyax Corp., a Delaware corporation (“Dyax”), will be held at the offices of Dyax Corp., 300 Technology Square, Cambridge, Massachusetts 02139, at 2:00 p.m. local time on Thursday, May 12, 2011, for the following purposes:

1.	To elect the three nominees named in this proxy statement as Class II directors to serve until the 2014 Annual Meeting of Stockholders.
2.	To conduct an advisory vote on executive compensation.
3.	To conduct an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.
4.	To approve an amendment to Dyax’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock by 75,000,000 shares from 125,000,000 shares to 200,000,000 shares.
5.	To ratify the appointment of PricewaterhouseCoopers LLP as Dyax’s independent registered public accounting firm for the 2011 fiscal year.
6.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

The record date for the annual meeting is March 29, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Nathaniel S. Gardiner
Secretary

April 13, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2011

This Proxy Statement and our Annual Report are available on the Internet at https://materials.proxyvote.com/26746E. To obtain directions to our offices in order to attend the annual meeting in person, please visit our website at http://www.dyax.com/about/directions.html or contact Investor Relations at (617) 225-2500.

i

DYAX CORP.
300 TECHNOLOGY SQUARE
CAMBRIDGE, MASSACHUSETTS 02139
(617) 250-5500

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

We are soliciting proxies from our stockholders to vote at our 2011 Annual Meeting of Stockholders, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement. The annual meeting will be held at 2:00 p.m. local time on Thursday, May 12, 2011 at our offices at 300 Technology Square, Cambridge, Massachusetts 02139. For directions to our offices in order to attend the annual meeting in person, please visit our website at http://www.dyax.com/about/directions.html or contact Investor Relations at (617) 225-2500.

The proxy materials, including this proxy statement, the proxy card and our Annual Report, are being distributed and made available on the Internet at https://materials.proxyvote.com/26746E on or about April 13, 2011.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why are we soliciting proxies?

We are furnishing this proxy statement to the holders of our common stock in connection with the solicitation of proxies for use at our 2011 Annual Meeting of Stockholders.

When and where is the Annual Meeting?

The annual meeting will be held at our offices at 300 Technology Square, Cambridge, Massachusetts 02139 at 2:00 p.m. on Thursday, May 12, 2011, or at any future date and time following an adjournment or postponement of the meeting.

What proposals will be voted on at the Annual Meeting?

The five proposals to be considered and voted on at the annual meeting, as set forth in the accompanying Notice of Annual Meeting of Stockholders, are (i) the election of our three nominees for Class II directors, (ii) an advisory vote on executive compensation, (iii) an advisory vote on the frequency of the advisory vote on executive compensation, (iv) the approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock by 75,000,000 shares from 125,000,000 shares to 200,000,000 shares, and (v) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year.

As far as we know, the only matters to be brought before the annual meeting are those referred to in this proxy statement. If any additional matters are presented at the annual meeting, the persons named as proxies may vote your shares in their discretion.

Do I have to attend the meeting to vote?

No. If you want to have your vote count at the meeting, but not actually attend the meeting in person, you may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. The following summary outlines the various procedures for voting:

Stockholder of Record: Shares Registered in Your Name.  If on March 29, 2011 your shares were registered directly in your name with our transfer agent, then you are a stockholder “of record.” If you are a stockholder of record, you may vote in person at the annual meeting, by mail or over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy. There are three ways to vote:

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
•	To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•	To vote over the Internet, access our secure website registration page through the Internet at https://materials.proxyvote.com/26746E, and follow the instructions. You will need to have the control number that appears on your proxy card available when voting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank.  If on March 29, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

What are the recommendations of our Board of Directors?

In summary, our Board of Directors recommends a vote:

•	FOR election of our three nominees for Class II directors (see Proposal 1);
•	FOR approval of our executive compensation (see Proposal 2);
•	For every THREE YEARS as the frequency of the advisory vote on executive compensation (see Proposal 3);
•	FOR approval of an amendment to our Amended and Restated Certificate of Incorporation (see Proposal 4); and
•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year (see Proposal 5).

Further details regarding the recommendations of our Board of Directors can be found later in this proxy statement in the description of the various proposals to be brought to vote at the annual meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 29, 2011, the record date, are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting. On the record date, we had outstanding 98,709,979 shares of common stock, each of which is entitled to one vote upon each of the matters to be presented at the meeting.

See “Do I have to attend the meeting to vote” above for more information regarding voting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 98,709,979 outstanding and entitled to vote. Thus, 49,354,990 must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker in “street name,” you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters such as mergers, stockholder proposals, executive compensation and, elections of directors. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” our three nominees for director; “FOR” approval of our executive compensation; for every “THREE YEARS” as the frequency of the advisory vote on executive compensation; “FOR” approval of the amendment to our Amended and Restated Certificate of Incorporation; and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy vote by mail or over the Internet with a later date.
•	You may send a written notice that you are revoking your proxy to our Secretary, Nathaniel S. Gardiner, c/o Dyax Corp. 300 Technology Square, Cambridge, Massachusetts, 02139.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What is the vote required for a proposal to pass?

Proposal 1

The affirmative vote of the holders of a plurality of the shares represented in person or by proxy is required for the election of directors. Broker non-votes and proxies marked to withhold authority with respect to the election of a Class II director will not be voted with respect to the director indicated, although they will be counted for purposes of determining whether there is a quorum present at the meeting. As a result, the three director nominees receiving the highest number of votes will be elected.

Proposal 2

The affirmative vote of the holders of a majority of votes cast at the meeting will constitute the stockholders’ non-binding approval with respect to our executive compensation. Proxies marked as abstentions on such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no effect on the voting outcome.

Proposal 3

The affirmative vote of the holders of a plurality of the votes cast at the meeting will constitute the stockholders’ non-binding approval of the frequency of the advisory vote on executive compensation. Broker non-votes and proxies marked as abstentions on such matter will not be voted, although they will be counted for purposes of determining whether there is a quorum present at the meeting. As a result, the period (1 year, 2 years or 3 years) receiving the highest number of votes will be approved.

Proposal 4

The affirmative vote of the holders of a majority of the shares issued and outstanding is required for approval of the vote to amend our Amended and Restated Certificate of Incorporation. Proxies marked as abstentions on such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no effect on the voting outcome.

Proposal 5

The affirmative vote of the holders of a majority of votes cast at the meeting is also required for approval of the vote to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year. Abstentions and broker non-votes will not be treated as votes cast for this purpose and, therefore, will have no effect on the voting outcome.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four days after the annual meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the annual meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional current report on Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailing the proxy materials, our officers, directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Officers, directors and employees will not be paid any additional compensation for soliciting proxies. We may also utilize the assistance of third parties in connection with our proxy solicitation efforts and we would compensate such third parties for their efforts. We have engaged one such third party, Phoenix Advisory Partners to assist in the solicitation of proxies and provide related advice and informational support. The fees for such services are not expected to exceed $10,000 in the aggregate.

Householding of Annual Meeting Materials.

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 300 Technology Square, Cambridge, Massachusetts 02139, Attn: Investor Relations, telephone: (617) 225-2500. In the future, if you want to receive separate copies of the proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

No Appraisal Rights.

There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of March 16, 2011 by (i) persons known by us to be beneficial owners of more than 5% of our common stock, (ii) each of our current executive officers and our executive officers named in the Summary Compensation Table included in “Executive Compensation” below, (iii) our directors and (iv) all our current executive officers and directors as a group.

	Number of Shares Beneficially Owned
Beneficial Owner	Shares(1)	Percent
Federated Investors, Inc. and related entities(2)	16,206,700	16.42%
Wellington Management Company, LLP(3)	7,801,885	7.90%
PRIMECAP Management Company(4)	7,575,000	7.67%
BlackRock, Inc.(5)	6,285,143	6.37%
Constantine E. Anagnostopoulos(6)	161,085	*
Susan B. Bayh(7)	126,000	*
Henry E. Blair(8)	1,571,210	1.59%
James W. Fordyce(9)	176,840	*
Mary Ann Gray(10)	136,000	*
Thomas L. Kempner(11)	2,692,431	2.73%
Henry R. Lewis(12)	199,007	*
David J. McLachlan(13)	171,600	*
Gustav Christensen(14)	994,792	1.01%
George V. Migausky(15)	230,937	*
Ivana Magovcevic-Liebisch(16)	637,155	*
William E. Pullman(17)	330,000	*
All current directors and executive officers as a group (12 Persons)(18)	7,427,057	7.37%

*	Less than 1%
(1)	The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.
(2)	On February 9, 2011, Federated Investors, Inc. and certain related entities filed a Schedule 13G/A with the Securities and Exchange Commission (the “SEC”). The Schedule 13G/A states that Federated Investors, Inc. has sole voting and dispositive power over 16,206,700 shares of common stock. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779. Federated Investors, Inc. is the parent holding company of Federated Equity Management Company, and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in us. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors, Inc. All of Federated Investors, Inc.’s outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.
(3)	On February 14, 2011, Wellington Management Company, LLP filed a Schedule 13G/A with the SEC. The Schedule 13G/A states that Wellington Management Company, LLP has shared voting power over 7,469,565 shares of common stock and shared dispositive power over 7,801,885 shares. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts, 02210.
(4)	On February 14, 2011, PRIMECAP Management Company filed a Schedule 13G/A with the SEC. The Schedule 13G/A states that PRIMECAP Management Company has sole voting power over 5,125,000 of common stock and sole dispositive power over 7,575,000 shares. The address of PRIMECAP Management Company is 225 South Lake Avenue, Suite 400, Pasadena, CA 91101.
(5)	On February 4, 2011, BlackRock, Inc. filed a Schedule 13G with the SEC. The Schedule 13G states that BlackRock, Inc. has sole voting and dispositive power over 6,285,143 shares of common stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)	Consists of (i) 5,000 shares held by Dr. Anagnostopoulos personally, (ii) 13,585 shares which are held in a trust for the benefit of Dr. Anagnostopoulos’ and his spouse, of which Dr. Anagnostopoulos is a trustee, and (iii) 142,500 shares of common stock issuable to Dr. Anagnostopoulos upon exercise of outstanding options exercisable within the 60-day period following March 16, 2011.
(7)	Consists entirely of shares of common stock issuable to Ms. Bayh upon the exercise of outstanding options exercisable within the 60-day period following March 16, 2011.
(8)	Consists of (i) 114,100 shares which are held in a trust for the benefit of Mr. Blair’s daughter, as to which Mr. Blair disclaims beneficial ownership, (ii) 362,110 shares held by Mr. Blair personally, and (iii) 1,095,000 shares of common stock issuable to Mr. Blair upon exercise of outstanding options exercisable within the 60-day period following March 16, 2011.
(9)	Consists of (i) 34,340 shares held by Mr. Fordyce personally, and (ii) 142,500 shares of common stock issuable to Mr. Fordyce upon exercise of outstanding options exercisable within the 60-day period following March 16, 2011.
(10)	Consists of (i) 10,000 shares held by Dr. Gray personally, and (ii) 126,000 of shares of common stock issuable to Dr. Gray upon the exercise of outstanding options exercisable within the 60-day period following March 16, 2011.
(11)	Consists of (i) 1,143,233 shares of common stock held in trusts for the benefit of Mr. Kempner’s brother’s children, Mr. Kempner’s children and Mr. Kempner, of which Mr. Kempner is a trustee, (ii) 5,021 shares held by Mr. Kempner’s spouse, (iii) 11,792 shares held by Pinpoint Partners Corporation, of which Mr. Kempner is President, (iv) 53,764 shares owned by Loeb Investors Co. IX, of which Mr. Kempner is the Managing Partner, (v) 1,308,810 shares owned by Loeb Holding Corporation, of which Mr. Kempner is the Chairman and Chief Executive Officer, all of which Mr. Kempner disclaims beneficial ownership except to the extent of his pecuniary interest, and (vi) 27,311 shares held by Mr. Kempner personally. Also includes 142,500 shares of common stock issuable to Mr. Kempner upon exercise of outstanding options exercisable within the 60-day period following March 16, 2011.
(12)	Consists of (i) 56,507 shares held by Dr. Lewis personally, and (ii) 142,500 shares of common stock issuable to Dr. Lewis upon exercise of outstanding options exercisable within the 60-day period following March 16, 2011.
(13)	Consists of (i) 29,100 shares held by Mr. McLachlan personally, and (ii) 142,500 shares of common stock issuable to Mr. McLachlan upon exercise of outstanding options exercisable within the 60-day period following March 16, 2011.
(14)	Consists of (i) 55,000 shares held by Mr. Christensen personally, and (ii) 939,792 shares of common stock issuable to Mr. Christensen upon the exercise of outstanding options exercisable within the 60-day period following March 16, 2011.
(15)	Consists of (i) 36,000 shares held by Mr. Migausky personally, (ii) 24,000 shares held in three separate trusts (8,000 shares each) for the benefit of each of Mr. Migausky’s three children, as to which Mr. Migausky disclaims beneficial ownership, and (iii) 170,937 shares of common stock issuable to Mr. Migausky upon the exercise of outstanding options exercisable within the 60-day period following March 16, 2011.
(16)	Consists of (i) 5,000 shares held by Dr. Magovcevic-Liebisch personally, and (ii) 632,155 shares of common stock issuable to Dr. Magovcevic-Liebisch upon the exercise of outstanding options exercisable within the 60-day period following March 16, 2011.
(17)	Consists entirely of shares of common stock issuable to Dr. Pullman upon the exercise of outstanding options exercisable within the 60-day period following March 16, 2011.
(18)	See Notes 6 through 17. Includes 4,132,384 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following March 16, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and persons who own beneficially more than 10% of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the SEC. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for 2010 our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

Election of Directors

Our Board of Directors has fixed the number of directors at nine. Under our charter, our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of stockholders. At the 2011 annual meeting, the three nominees named in this proxy statement as Class II Directors will be elected to hold office for three years until their successors are elected and qualified. The Board has nominated James W. Fordyce, Mary Ann Gray and Thomas L. Kempner for re-election as Class II Directors at the upcoming annual meeting. Each nominee is an independent director as defined by applicable NASDAQ Stock Market standards governing the independence of directors. Each nominee has consented to serve, if elected. If any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board of Directors.

Votes Required

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Nominees for Director and Current Directors

The following table contains biographical information as of March 16, 2011 about the nominees for Class II Director and current directors whose terms of office will continue after the annual meeting. The table includes information provided by each director as to their age, current position, principal occupation and experience for the past five years, and the names of other publicly-held companies for which they currently serve as a director or have served as a director during the past five years. It should be noted that one of our current Class III directors, Constantine E. Anagnostopoulos, will be resigning from the Board effective immediately prior to the upcoming annual meeting.

Current SEC rules require us to discuss briefly the specific experience, qualifications, attributes or skills that led the Board to conclude that each director or nominee for director should serve on our Board of Directors. We have provided this discussion in a separate paragraph immediately below the biographical information provided by each director.

As you read the new disclosure, please keep in mind that any specific qualification, attribute or skill that is attributed to one director should not necessarily imply that other directors do not possess that qualification, attribute or skill. Furthermore, this disclosure does not impose on any director any duties, obligations or liability that are greater than the duties, obligations, and liability imposed on each other member of the Board.

Because the discussion of the specific experience, qualifications, attributes or skills of a director is to be made each year in light of the Company’s business and structure at that time, the content of this discussion may change for one or more directors in future years.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
	Class II Directors (present term expires in 2011)
James W. Fordyce Age: 68	James W. Fordyce has been a director of Dyax since 1995. Since 2001 Mr. Fordyce has been Managing Partner of MEDNA Partners LLC, a private advisory firm. From 1981 to 2004 he was a general partner of Prince Ventures LP, a venture capital management firm focused on investments in medicine and the life sciences. He is currently a member of the Board of Directors of several privately-held companies and is Chairman Emeritus of the Board of Directors of the Albert and Mary Lasker Foundation.	1995
	Mr. Fordyce has extensive experience as a venture capital investor in life science companies. Through his service as an outside director of several development stage companies, Mr. Fordyce brings to our Board his insight into business development and strategic planning, as well as his experience in compensation and governance issues.
Mary Ann Gray Age: 58	Mary Ann Gray, Ph.D. has been a director of Dyax since February 2004 and has served as our Lead Director since 2008. Dr. Gray established Gray Strategic Advisors, LLC in August 2003 to provide strategic advice to both public and private biotechnology companies. From 1999 to July 2003, she served as a Senior Analyst and Portfolio Manager of the Federated Kaufmann Fund, focusing on both public and private healthcare investments. Prior to joining the Kaufmann Fund, Dr. Gray was a sell-side biotechnology analyst with Kidder Peabody, and held similar positions with Warburg Dillon Read and with Raymond James & Associates. Additionally, Dr. Gray has over twelve years of experience as a scientist in academia and industry. She held scientific positions at Schering Plough Corporation and NeoRx Corporation, and early in her career Dr. Gray managed pre-clinical toxicology studies for the National Cancer Institute through Battelle Memorial Institute. She also serves as a director of Acadia Pharmaceuticals, Inc., and Senomyx, Inc., both biotechnology companies.	2004
	Dr. Gray has extensive experience as a financial analyst in the healthcare industry and a consultant to biotechnology companies, as well as experience in industrial and academic research. Dr. Gray brings to our Board this background in scientific research and development as well as her knowledge of the financial markets. She also has experience as a director of several other public and private biotechnology companies.
Thomas L. Kempner Age: 83	Thomas L. Kempner has been a director of Dyax since 1995, and previously was a director of Protein Engineering Corporation before it merged with Biotage and the combination was renamed Dyax. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation, an investment banking firm, and its predecessors since 1978. He is also President of Pinpoint Partners Corporation, the general partner of the Loeb Investment Partnerships. Mr. Kempner is a director of FuelCell Energy, IGENE BioTechnology, Inc., and Intersections, Inc. Mr. Kempner also serves as a director emeritus of Northwest Airlines, Inc.	1995

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
	Mr. Kempner has extensive experience with capital markets transactions, including in his capacity as an investor in several biotechnology companies. He brings to the Board his knowledge of finance and financial markets and his management experience. Mr. Kempner has also served as a director of several public companies in a broad range of industries.
	Class III Directors (present term expires in 2012)*
Henry R. Lewis Age: 85	Henry R. Lewis, Ph.D. has been a director of Dyax since 1995, and previously was a director of Protein Engineering Corporation before it merged with Biotage and the combination was renamed Dyax. He also served as our Lead Director from 2003 to 2008. From 1986 to 1991, Dr. Lewis was the Vice Chairman of the Board of Directors of Dennison Manufacturing Company. From 1982 to 1986, he also served as a Senior Vice President at Dennison. Dr. Lewis was a director of Genzyme Corporation from 1986 until 2000.	1995
	Dr. Lewis has broad and extensive experience in management and research and development across a number of industries and companies of varying sizes, including companies in biotechnology and other technologies. Dr. Lewis brings to our Board his understanding of our phage display technology and of product and business development, and as our first Lead Director he has brought to bear his experience as a director of other public companies.
David J. McLachlan Age: 72	David J. McLachlan has been a director of Dyax since 1999. He was the Executive Vice President and Chief Financial Officer of Genzyme Corporation from 1989 to 1999 and a senior advisor to Genzyme’s chairman and chief executive officer through June 2004. Prior to joining Genzyme, Mr. McLachlan served as Chief Financial Officer and Vice President of Adams-Russell Company, an electronic component supplier and cable television operator. Mr. McLachlan currently serves on the Board of Directors of HearUSA Inc., a hearing care company, Deltagen, Inc., a provider of research tools for drug discovery efforts in the biopharmaceutical industry, and Skyworks Solutions, Inc., a manufacturer of analog, mixed signal and digital semiconductors for mobile communications.	1999
	Mr. McLachlan has extensive experience in the accounting and finance issues for biotechnology companies, as well as corporate finance, and serves as our Audit Committee’s designated “audit committee financial expert”. Mr. McLachlan brings to the Board his experience as the former chief financial officer of Genzyme Corporation. He has also served on the boards and audit committees of other public companies.
Constantine E. Anagnostopoulos Age: 88	Constantine E. Anagnostopoulos, Ph.D. has been a director of Dyax since 1991. From 1987 to 2003, he served as Managing General Partner of Gateway Associates L.P., a venture capital management firm. Dr. Anagnostopoulos is a retired corporate officer of Monsanto Company and a retired lead director of Genzyme Company, having served on its board from 1985 to 2005. He is also a director of Deltagen, Inc.	1991

*	Dr. Anagnostopoulos has announced that he will be retiring as a director of Dyax effective immediately before the 2011 Annual Meeting of the Stockholders.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
	Class I Directors (present term expires in 2013)
Susan B. Bayh Age: 51	Susan B. Bayh has been a director of Dyax since 2003. Ms. Bayh served as the Commissioner of the International Commission between the U.S. and Canada from 1994 to 2000, overseeing compliance with environmental and water level treaties for the United States-Canadian border. From 1994 to 2001, Ms. Bayh served as a Distinguished Visiting Professor at the College of Business Administration at Butler University. From 1989 to 1994, Ms. Bayh was an attorney in the Pharmaceutical Division of Eli Lilly and Company, where she focused on marketed products, clinical trials and regulatory issues. Previously, she practiced law, specializing in litigation, utility, corporate and antitrust law. Currently, Ms. Bayh also serves as a director of Dendreon Corporation and Curis, Inc., both biotechnology companies, Wellpoint, Inc., a health benefits company, and Emmis Communications Corporation, a diversified media company.	2003
	Ms. Bayh has over 20 years of experience in the pharmaceutical and biotechnology industries, as a lawyer, pharmaceutical executive and independent director of several biotechnology and healthcare companies. Ms. Bayh brings to the Board a strong legal and business background in the regulatory and legal issues related to the development and marketing of therapeutic products.
Henry E. Blair Age: 67	Henry E. Blair is Chairman of Dyax Corp. and has been a director and officer of Dyax since co-founding the Company in 1989 under the name Biotage, Inc. He served as Chief Executive Officer of Dyax from 1997 through 2008 and has also served as its Chairman of the Board since the merger with Protein Engineering Corporation in 1995. Mr. Blair has over thirty years of experience working in the biopharmaceutical industry. In addition to Dyax, he co-founded Genzyme Corporation. His enzyme replacement therapy research for Gaucher disease, while he was working at Tufts University School of Medicine, was largely responsible for Genzyme’s first therapeutic program and flagship product, Cerezyme®. He also co-founded Biocode, Inc. and GelTex Pharmaceuticals, Inc. Additionally, Mr. Blair has previously served on several public companies’ boards, particularly during their start-up phases, including GTC Biotherapeutics, Inc., Esperion Therapeutics, Inc., Celtrix Pharmaceuticals, Inc. and DynaGen, Inc. In addition to these directorships, Mr. Blair has served on the board of overseers at Tufts University School of Medicine and the Lahey Hitchcock Clinic and was a trustee of the Harvard-affiliated Center for Blood Research, Inc. (now the Immune Disease Institute).	1989
	Mr. Blair has extensive experience as a founder, executive, advisor and director of several biotechnology companies with a strong background in research and development, manufacturing and business development of biopharmaceuticals for orphan indications. With Mr. Blair’s more than 20 years of experience working with Dyax, as a director and as its former Chief Executive Officer, he brings to the Board a broad and deep knowledge of our organization and its capabilities as well as the financial markets in which we operate.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
Gustav Christensen Age: 63	Gustav Christensen is the President and Chief Executive Officer of Dyax and has been a director of Dyax since January 2009. From April 2007 through December 2008, Mr. Christensen served as Executive Vice President and Chief Business Officer of Dyax, where he oversaw the Company’s partnering strategy as well as other business development activities such as licensing and collaboration transactions. Previously, Mr. Christensen was Managing Director of Apeiron Partners, LLC, a boutique life sciences investment bank, from 2005 to 2007. He began his career as General Manager at Baxter Travenol Laboratories and left in 1983 to become the Vice President of Business Development at Genetics Institute Inc. from 1983 to 1988. Additionally, he has been the CEO or senior manager of several biopharmaceutical firms. Mr. Christensen received his Master of Science in Economics from the University of Aarhus (Denmark) and his Master of Business Administration from Harvard Business School.	2009
	Mr. Christensen, who serves as a director in his capacity as our Chief Executive Officer, brings to our Board strong management capabilities and extensive experience in management and business development of biotechnology companies and in commercialization of pharmaceutical products. He also brings valuable experience in the financing of biotechnology companies.

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR”

EACH OF OUR THREE DIRECTOR NOMINEES

PROPOSAL 2

Advisory Vote on Executive Compensation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to conduct an advisory stockholder vote to approve the compensation of our executive officers as such compensation is disclosed in this proxy statement in accordance with the SEC’s rules.

As described later in this proxy statement under the heading “Executive Compensation — Compensation Discussion and Analysis,” the primary objectives of our executive compensation program are to attract, retain and reward executive officers who contribute to our long-term success, which is focused on the discovery, development and commercialization of novel biotherapeautics for unmet medical needs. Additionally, we seek to align compensation with the achievement of key business objectives. Incentive cash bonuses are included to encourage effective performance towards the achievement of these objectives. Stock options are also granted to link a portion of executive compensation with the performance of our common stock.

The structure of our executive compensation program is straightforward and does not tend to materially change from year to year. The Compensation Committee of our Board of Directors does, however, continually review our executive compensation program to ensure that it aligns with our stockholders’ interests and current market practices. As a result of its review process, the Compensation Committee approved the following changes to our executive compensation practices during 2010:

•	The base salaries of our named executive officers (other than our Chief Executive Officer) were increased modestly by 3% to reflect the average salary increases in the biotechnology/ pharmaceutical sector and to keep them at, or slightly above, the 50th percentile of similarly situated executives in our peer group.
•	The base salary of our Chief Executive Officer was increased by 10% in order to move it closer to the average in our sector, but even after this increase, the base salary of our Chief Executive Officer remained below the 50th percentile of other chief executive officers within our peer group.
•	We entered into new executive retention agreements with each of our executive officers to create more uniform severance arrangements among our executives and to keep them competitive with the severance arrangements offered by our peer group of companies. These agreements are described in more detail on page 28 of this proxy statement.

We are asking our stockholders to indicate their support for our executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our compensation philosophy, policies and practices which are described in more detail later in this proxy statement under the heading “Executive Compensation — Compensation Discussion and Analysis.”

The say-on-pay vote is advisory, and therefore not binding on Dyax, the Compensation Committee or our Board of Directors. Nevertheless, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate whether any actions are appropriate to address those concerns.

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR”

THE ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

PROPOSAL 3

Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

The Dodd-Frank Act also requires us to conduct an advisory stockholder vote to indicate how frequently we should seek an advisory vote on the compensation of our executive officers. By voting on this Proposal 3, stockholders may indicate whether they would prefer such an advisory vote on executive officer compensation to occur once every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for our Company, and therefore, our Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation. The recommendation of the Board was based upon the following factors:

•	Our compensation program is straightforward and does not tend to change materially from year to year. As such, we believe that an annual advisory vote will not provide our Board with any meaningful guidance as to whether our executive compensation program is appropriate and effective. Rather, an annual vote runs the risk of becoming a referendum on corporate developments that occurred during the prior year. This is especially true in the biotechnology industry, where corporate performance and stock price in any one year are often subject to external factors such as broader market conditions, government regulation and clinical developments that are largely or completely out of our executives’ control.
•	A triennial vote will allow stockholders to best judge our executive compensation program in relation to long term performance. As described later in this proxy statement under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation program is designed to ensure management’s interests align to support our long-term goals and increase stockholder value. We believe that the effectiveness of executive compensation is best viewed over a multi-year period and that a triennial vote will encourage stockholders to evaluate our executive compensation program from the perspective of long term performance.
•	A triennial vote will also provide us with the time to thoughtfully respond to stockholders’ sentiments and implement appropriate changes. In the event that we were to receive an advisory vote disapproving our executive compensation program, we would need time to understand our stockholders’ concerns, consider alternative approaches and, if appropriate, implement changes and assess their effectiveness. A triennial vote will provide more time to complete these activities while maintaining the consistency and credibility of our compensation program.

For the foregoing reasons, we request that our stockholders select “Three Years” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our Board will review the results of the vote and, consistent with our record of stockholder engagement, take them into account in making a determination concerning the frequency of future advisory votes on executive compensation

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR “THREE YEARS”

AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 4

Amendment to our Amended and Restated Certificate of Incorporation

General

Our Amended and Restated Certificate of Incorporation currently authorizes the issuance of 125,000,000 shares of common stock and 1,000,000 shares of preferred stock. On February 16, 2011, our Board of Directors approved an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 125,000,000 shares to 200,000,000 shares, subject to stockholder approval.

Current Use of Shares

As of March 16, 2011, there were 114,327,487 shares of common stock outstanding or reserved for issuance (including shares subject to outstanding options and warrants), with no shares held by us in treasury. This total number of shares includes 3,470,000 shares reserved for issuance or issued under our Amended and Restated 1995 Equity Incentive Plan, and 544,103 shares reserved for issuance or issued under our 1998 Employee Stock Purchase Plan. As of the date of this proxy statement, there were no shares of preferred stock issued or outstanding.

Purpose of the Proposed Amendment

Our Board of Directors believes that increasing the number of authorized shares of our common stock is essential to ensure that we continue to have an adequate number of shares of common stock available for future use. Our Board of Directors believes that the proposed increase will make available a sufficient number of authorized shares of common stock for future issuances including, financings, corporate mergers and acquisitions, collaborations, use in employee benefit plans, stock splits, stock dividends or other corporate purposes. The availability of additional shares of common stock will provide us with greater flexibility in taking any of these actions and would allow us to issue shares of our common stock without the delay or expense of obtaining stockholder approval, except to the extent required by state law or NASDAQ requirements for particular transactions. As of the date of this proxy statement, we had no agreements, commitments or plans with respect to the sale or issuance of additional shares of common stock, other than with respect to those shares of common stock reserved for issuance as noted above.

Effects of the Proposed Amendment

The proposed amendment would increase the number of shares of our common stock available for issuance, but would have no effect upon the terms of our common stock or the rights of holders of our common stock. Common stockholders are not now, and will not be, entitled to preemptive or other rights to subscribe for additional shares of our common stock. If this proposal is adopted, additional shares of authorized common stock (as well as all currently authorized but unissued shares of common stock) would be available for issuance without further action by the stockholders, subject to NASDAQ stockholder approval requirements for certain issuances of additional shares of common stock. While our Board of Directors will authorize the issuance of additional shares of common stock based on its judgment as to our best interests and that of our stockholders, future issuances of common stock could have a dilutive effect on existing stockholders and on earnings per share. In addition, the issuance of additional shares of common stock, as well as the availability of preferred stock that the Board may issue on such terms as it selects, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Consequences of Not Approving the Proposed Amendment

The availability of additional shares of common stock for issuance will afford us greater flexibility in acting upon opportunities and transactions, if any, which may arise, including acquisitions or potential collaborations involving equity investment in Dyax. If we do not have sufficient authorized shares for such purposes, we may lose important opportunities, including to our competitors, which in turn could adversely affect our financial performance and growth. Also, without an increase in our authorized shares of common stock, we may be constrained in our ability to use equity for financings or as a component of compensation to attract and retain key personnel. Our authorized common stock has not changed since 2004. In order for us to continue to grow and succeed, it is critical that our authorized shares of common stock be increased.

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR”

THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

PROPOSAL 5

Ratification of Independent Registered Public Accounting Firm

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements for each of the years ending December 31, 2010, 2009 and 2008. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending December 31, 2011. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2010 and 2009 may be found in “Audit Fees” below. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that PricewaterhouseCoopers LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Dyax and its stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence.  Our Board of Directors has determined that each of the current directors, as well as those standing for re-election, are independent directors as defined by applicable NASDAQ Stock Market standards governing the independence of directors, except for Henry E. Blair, our Chairman of the Board, and Gustav Christensen, our President and Chief Executive Officer. When Mr. Christensen assumed the role of Chief Executive Officer in January 2009, we separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for our Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Because Mr. Blair, our Chairman, is an employee of the Company and is therefore not “independent,” our Board of Directors has appointed the Chair of our Nominating and Corporate Governance Committee, Mary Ann Gray, as “Lead Director” to preside at all executive sessions of the Board.

Board Meetings and Committees.  Our Board of Directors held eight meetings during 2010. Furthermore, the independent directors held executive sessions at three meetings of the Board. During 2010, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. In 2010, all of our directors attended the annual meeting of stockholders. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances.

Stockholder Communications.  Any stockholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, to the attention of our General Counsel, Ivana Magovcevic-Liebisch. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

Our Board of Directors has three standing committees: Audit Committee, Compensation Committee and Nominating and Governance Committee.

Audit Committee.  The Audit Committee has authority to select and engage our independent registered public accounting firm and is responsible for reviewing our audited financial statements, accounting processes and reporting systems. The Audit Committee also discusses the adequacy of our internal financial controls with our management and our independent registered public accounting firm. In addition, the Audit Committee is responsible for overseeing the independence of, and approving all services provided by, our independent registered public accounting firm.

The current members of the Audit Committee are Messrs. McLachlan (Chair), Fordyce and Lewis and Dr. Gray.

Our Board of Directors has considered and concluded that each of the current members of the Audit Committee satisfy the independence and financial literacy and expertise requirements as defined by applicable NASDAQ Stock Market standards governing the qualifications of audit committee members. Additionally, our Board of Directors has determined that all of the members of the Audit Committee qualify as audit committee financial experts under the rules of the SEC.

The Audit Committee held four meetings during 2010. The Audit Committee operates under a written charter adopted by the Board, which is available on our website at www.dyax.com. The Audit Committee last reviewed the charter in February 2010, and determined that no further amendments were needed at that time. For more information about the Audit Committee, including its audit services pre-approval procedures, see “Audit Committee Report” and “Audit Fees” below.

Compensation Committee.  Our Compensation Committee is responsible for establishing cash compensation policies with respect to our executive officers and directors, determining the compensation to be paid to our executive officers, other than our Chief Executive Officer, and administering our equity incentive and stock purchase plans. Our Compensation Committee recommends our Chief Executive Officer non-equity compensation, which is then subject to approval by the independent directors.

The current members of the Compensation Committee are Messrs. Kempner (Chair), Anagnostopoulos and Ms. Bayh.

The Compensation Committee held four meetings during 2010. The Compensation Committee operates under a written charter adopted by the Board, which is available on our website at www.dyax.com.

Nominating and Governance Committee.  Our Nominating and Governance Committee identifies individuals qualified to become Board members and a nominating sub-committee of this committee, consisting of the independent directors whose terms of office continue after the next annual meeting, recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines. The members of the Nominating and Governance Committee are Dr. Gray (Chair), Ms. Bayh and Messrs. Anagnostopoulos, Fordyce, Kempner, Lewis and McLachlan, each of whom the Board has determined meets the independence requirements as defined by applicable NASDAQ Stock Market standards governing the independence of directors. The members of this year’s Nominating Sub-Committee are Dr. Gray (Chair) and Messrs. Anagnostopoulos, Fordyce, Kempner, Lewis and McLachlan. The Nominating and Governance Committee operates pursuant to a written charter, which is available on our website at www.dyax.com.

The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members. Additionally, in selecting nominees for directors, the Nominating and Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. Any stockholder who wishes to recommend a candidate for consideration by the Committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Matters — Stockholder Recommendations for Director Nominations.” The Nominating and Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Matters — Deadline for Stockholder Proposals and Director Nominations.”

Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries made to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, which include among others:

•	whether the prospective nominee meets the independence requirements and audit committee qualifications defined under applicable NASDAQ Stock Market standards and audit committee financial expert requirements defined under applicable SEC rules and regulations;
•	the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our business and industry;
•	the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and

•	the extent to which the prospective nominee holds any position that would conflict with a director’s responsibilities to Dyax.

Although the committee does not have a formal policy for considering diversity in identifying nominees for director, it seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives.

If the Committee’s initial evaluation is positive, a sub-group of the Committee interviews the candidate. Upon completion of this evaluation and interview process, the Committee makes a recommendation to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering the recommendation and report of the Committee. Since the Committee consists of all the independent directors on the Board, every executive session held at a Board meeting is also a meeting where all of the members of the Committee meet independently of management. In 2010, the Committee approved the nominees for election as directors without a meeting of the Committee.

Risk Oversight.  The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable the Board to understand our risk identification, risk management and risk mitigation strategies. When a Committee receives the report, the Chair of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Certain Relationships and Related Transactions

Policy on Related Person Transactions

Our Board of Directors has adopted a written Policy on Related Person Transactions that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining that any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to new SEC rules. In general, these transaction and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction (either as a direct party or by arranging the transaction) and the transaction involves more than $120,000. In adopting this policy, our Board expressly excluded from its coverage any transactions, among others, involving compensation of our executive officers or directors that it or our Compensation Committee has expressly approved. We have not engaged in any transactions with related persons since the beginning of our last fiscal year.

Compensation Committee Interlocks and Insider Participation

During 2010, the Compensation Committee members were Mr. Kempner (Chair), Dr. Anagnostopoulos, Ms. Bayh and Dr. Lewis (whose term on the Committee expired at the 2010 annual meeting). None of Messrs. Kempner, Anagnostopoulos or Lewis or Ms. Bayh currently are, or formerly were, officers or employees of Dyax. None of our executive officers served as a member of the Board of Directors or compensation committee of any other company that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

The following section provides biographical information as of March 16, 2011 about our current executive officers:

Name	Age	Position
Gustav Christensen	63	President and Chief Executive Officer
George V. Migausky	56	Executive Vice President and Chief Financial Officer
Ivana Magovcevic-Liebisch, Ph.D., J.D.	43	Executive Vice President Corporate Development and General Counsel
William E. Pullman, BMedSc, M.B., B.S., Ph.D., FRACP	57	Executive Vice President and Chief Research and Development Officer

Gustav Christensen is the President and Chief Executive Officer of Dyax and has been a director of Dyax since 2009. From April 2007 through December 2008, Mr. Christensen served as Executive Vice President and Chief Business Officer of Dyax, where he oversaw the Company’s partnering strategy as well as other business development activities such as licensing and collaboration transactions. Previously, Mr. Christensen was Managing Director of Apeiron Partners, LLC, a boutique life sciences investment bank, from 2005 to 2007. He began his career as General Manager at Baxter Travenol Laboratories and left in 1983 to become the Vice President of Business Development at Genetics Institute Inc. from 1983 to 1988. Additionally, he has been the CEO or senior manager of several biopharmaceutical firms. Mr. Christensen received his Master of Science in Economics from the University of Aarhus (Denmark) and his Master of Business Administration from Harvard Business School.

George V. Migausky has served as Executive Vice President and Chief Financial Officer since joining Dyax in August 2008. He is responsible for financial and administrative operations at Dyax. Prior to joining Dyax, Mr. Migausky served as CFO of Wellstat Management Company, a privately-held company responsible for the strategy, business development and operations of an affiliated group of five life science companies. From 1990 to 2004, he served as CFO at IGEN International where he was instrumental in preparing the Company for its initial public offering in 1994, its merger with F. Hoffman La Roche in 2004 and the simultaneous spinoff of BioVeris Corporation as an independent public company. He served as CFO of BioVeris through to 2007. Mr. Migausky received an MBA from Babson College and a B.S. from Boston College.

Ivana Magovcevic-Liebisch, Ph.D., J.D. serves as our Executive Vice President Corporate Development and General Counsel and has served as an executive officer of our Company since December 2005. In addition to overseeing the Legal and Business Development departments within Dyax, she also manages the Corporate Communications department and acts as Assistant Secretary of the Board of Directors. She joined Dyax in April 2001 as Vice President of Intellectual Property and has held several different positions within the Company. Dr. Magovcevic-Liebisch was Director of Intellectual Property and Patent Counsel for Transkaryotic Therapies, Inc. from 1998 to 2001. Previously, she worked at Fish and Richardson and Lahive & Cockfield, two Boston patent law firms. Dr. Magovcevic-Liebisch holds a doctorate in genetics from Harvard University and a law degree from Suffolk University.

William E. Pullman, BMedSc, M.B., B.S., Ph.D., FRACP serves as our Executive Vice President and Chief Research and Development Officer and has served as an executive officer since joining Dyax in October 2007. In his current position, Dr. Pullman is responsible for overseeing research, manufacturing, clinical, medical affairs, regulatory and program management activities at Dyax. Prior to joining Dyax, Dr. Pullman served as Senior Vice President and Chief Medical Officer at Cubist Pharmaceuticals. Previously, he served as Senior Vice President, Exploratory Development at Transform Pharmaceuticals. From 2001 to 2005, he filled various senior management positions at Sanofi-Aventis and from 1995 to 2001 held multiple director-level positions of increasing responsibility at Eli Lilly and Company. He began his career at Pfizer as a clinical pharmacologist. Prior to that, he was a practicing gastroenterologist. Dr. Pullman received his medical degree (M.B., B.S.) from the University of Western Australia and his Ph.D. from Australian National University, and he is a Fellow of the Royal Australasian College of Physicians (FRACP).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the purposes of this proxy statement, “Named Executive Officers” is intended to mean the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2010, as well as the other individuals named in the Summary Compensation Table below.

Executive Compensation Policies

The primary objectives of our executive compensation program are to attract, retain and reward executive officers who contribute to our long-term success, which is focused on the discovery, development and commercialization of novel biotherapeautics for unmet medical needs. Additionally, we seek to align compensation with the achievement of key business objectives. Incentive cash bonuses are included to encourage effective performance towards the achievement of these objectives. Stock options are also granted to link a portion of executive compensation with the performance of our common stock.

In executing our executive compensation program, we seek to reward each executive’s achievement of designated objectives relating to our Company’s annual and long-term performance and individual fulfillment of responsibilities. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program.

Our compensation policies for executive officers, including our Named Executive Officers, are based on the same principles that guide our compensation programs for all employees:

•	We promote a “pay for performance” culture by structuring bonus and long-term incentive compensation in a manner that effectively distinguishes between different levels of performance.
•	The level of bonus compensation is based on the achievement of clearly defined corporate and departmental goals developed in support of the Company’s key business strategies. The corporate component of compensation is more heavily weighted for executive officers, including our Named Executive Officers, as they have a greater ability to influence our Company’s results.
•	We strive to make our compensation decisions transparent by communicating openly with our employees regarding our compensation process, pay structure and performance objectives.
•	We seek to offer levels of compensation that are competitive with the compensation paid by our peer group of companies for comparable responsibilities and positions.
•	Our compensation policies provide our executive officers, including our Named Executive Officers, with incentives to remain with the Company and to meet our long-term goals and increase stockholder value.

Compensation Risk

As part of its oversight of our compensation policies, the Compensation Committee considers the incentives created by our executive compensation program and the impact that our compensation policies could have on our overall risk profile. In addition, the Compensation Committee annually reviews our compensation policies and procedures to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its latest review, the Committee has concluded that our compensation policies and procedures do not create such risks.

Independent Compensation Consultants

To assist our Compensation Committee in executing our executive compensation policy, the Committee retained Radford Surveys + Consulting, a division of Aon Consulting, Inc., as an independent compensation consultant.

For 2010, Radford prepared an extensive review and analysis of our executive compensation program, including a market analysis of each of the three main components of compensation — base salary, annual bonus and annual equity awards. As part of the review and analysis, Radford made recommendations to the Compensation Committee, however, they had no authority to make compensation decisions on behalf of the Committee or our Company. Additionally, Radford was engaged to review our executive compensation practices with respect to industry best practices and to make recommendations for changes in our practices as appropriate.

Review and Analysis of Peer Group Data

At the end of each year, we review our executive compensation program against trends in the market and the compensation practices of our peer group. Companies selected for our peer group consist of publicly traded biotechnology companies with similar market capitalization, number of employees, stage of development and commercialization, and revenues.

With the assistance of Radford, we periodically review and update our list of peer companies for conformity with these measures. We undertook such a review in December 2009, when we thoroughly examined the Company’s historical peer companies along with commercial and late stage development companies in order to properly determine a new peer group of companies with whom we compete most directly for executive talent. As a result of this review, the Compensation Committee revised our peer group list to eliminate five companies that no longer conformed to our peer group profile and replaced them with five new companies with more comparable profiles. The companies eliminated from our prior peer group list were: Arqule, CV Therapeutics, Indevus Pharmaceuticals, Medarex and Synta Pharmaceuticals. The companies added to our peer group in December 2009 were Acorda Therapeutics, Maxygen, SciClone, ViroPharma and Xenoport.

The full peer group established by our Compensation Committee to generate the competitive compensation survey data used to execute our executive compensation program for 2010 consisted of the following companies:

• Acorda Therapeutics	• Isis Pharmaceuticals
• Affymax	• Maxygen
• Arena Pharmaceuticals	• The Medicines Company
• Ariad Pharmaceuticals	• Onyx Pharmaceuticals
• BioMarin Pharmaceuticals	• Progenics Pharmaceuticals
• Dendreon	• SciClone Pharmaceuticals
• Enzon Pharmaceuticals	• Theravance
• Idenix Pharmaceuticals	• ViroPharma
• ImmunoGen	• Xenoport
• Infinity Pharmaceuticals	• Xoma
• InterMune	• ZymoGenetics

For 2010, our Compensation Committee used the survey data generated by Radford from this peer group to gauge whether each element of our prospective executive compensation for 2010 accomplished our objective of maintaining a competitive compensation structure as compared with similarly situated companies in the biotechnology industry. In February 2010, survey data were considered by the Compensation Committee in making annual base salary adjustments for 2010. Additionally, in February 2011, survey data, along with data from our peer group and the individual’s performance against his or her department goals, were considered by the Compensation Committee in reviewing bonus awards and in determining equity awards to reward performance for 2010, and in making annual base salary adjustments for 2011.

Oversight of Our Executive Compensation Program

Our Compensation Committee of the Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers, as determined under the rules and regulations of NASDAQ, to approve all matters relating to the compensation of our executive officers, including our Named Executive Officers, and non-employee directors as well as certain matters for all employees.

Our Chief Executive Officer evaluates the performance of the other executive officers, including the other Named Executive Officers, and makes recommendations to our Compensation Committee based upon those evaluations and a review and analysis of competitive market data. However, our Compensation Committee ultimately determines the compensation to be paid to our executive officers, including our Chief Executive Officer and the other Named Executive Officers. The Committee maintains full discretion to modify the recommendations of our Chief Executive Officer in determining the type and amounts of compensation paid to each executive officer.

The Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his own compensation and he is not present when the Compensation Committee independently discusses and determines his compensation. Annually, the Committee reviews the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, and makes a recommendation to the Board. The Committee also solicits the Board’s evaluation of the Chief Executive Officer’s performance annually, in light of those goals and objectives, and recommends to the Board the Chief Executive Officer’s compensation based on that evaluation. In recommending the long-term incentive components of the Chief Executive Officer’s compensation, the Committee considers the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers in our peer group of companies, the awards given to the Chief Executive Officer in past years, and such other factors as the Committee may consider relevant. The Chief Executive Officer’s compensation and the goals and objectives relevant to that compensation are subject to final review and approval by the Board.

Elements of Executive Compensation Program for 2010

Our compensation program for executive officers, including our Named Executive Officers, consists of the following elements:

•	annual base salary;
•	annual performance bonus payable in cash;
•	long-term incentives provided in the form of annual equity awards; and
•	standard employee benefits.

Our Compensation Committee does not have any pre-established policies relating to the allocation of these compensation elements within the total compensation of each executive. Instead, the amount of each element in comparison to the total compensation opportunity for each executive is largely based on competitive factors identified in the Committee’s review of the survey data from our peer group as well as on our historical compensation practices. Our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program. The following discussion describes how each of the individual elements of compensation fits into our overall compensation objectives and describes how and why compensation decisions for 2010 were made with respect to each element.

Base Salary

The principal objective of base salary is to provide our executive officers with a current and guaranteed level of income that is competitive with our industry and our peer group of companies, which are identified above (our “peer group”). To remain competitive, we believe that base salaries should be targeted between the 50th and 75th percentile of the range of salaries of similarly situated executives in our peer group. Consequently, base salaries are evaluated annually by our Compensation Committee in accordance with this target and market data available with respect to our peer group, and then adjusted as necessary to take into account each executive’s individual performance, responsibilities and overall experience.

The market data reviewed by us at the beginning of 2010 indicated that the base salaries of each of our Named Executive Officers (other than the Chief Executive Officer) were on the low end of the targeted range — at, or slightly above, the 50th percentile of similarly situated executives (e.g., those with similar titles and/or responsibilities) in our peer group. However, in light of the economic conditions at the time, our Compensation Committee determined that it was not appropriate to significantly increase base salaries of executives for 2010. Instead, executive salaries were uniformly adjusted by 3% to reflect the average salary increases in the biotechnology / pharmaceutical sector.

The market data further indicated that the salary of our Chief Executive Officer was significantly below the targeted range — at the 25th percentile of similarly situated executives (e.g., those with similar titles and/or responsibilities) in our peer group. Consequently, based upon the recommendation of Radford, our Compensation Committee decided to increase the base salary of our Chief Executive Officer by approximately 10%. Even after this increase, the salary of our Chief Executive Officer remained below the 50th percentile of other chief executive officers within our peer group. However, our Compensation Committee expects to continue to increase the base salary of our Chief Executive Officer over time to between the 50th and 75th percentile, consistent with our objective to offer each of our executives a base salary that is competitive within our industry and our identified peer group of companies.

Annual Bonus

Our Compensation Committee has the authority and discretion to award annual cash bonuses to our executive officers. The purpose of this bonus program is to provide an incentive for our executive officers to achieve the annual corporate and individual performance objectives developed from our annual business review and adjusted during the course of the year to reflect changes in our operating plans and strategy. Our annual cash bonus program is a key element of annual performance compensation for our executive officers. The annual bonus program is structured to provide competitive bonus opportunities to our executives so that we retain our existing executives and are positioned to compete for highly talented executives.

The Compensation Committee establishes a target bonus amount for each executive officer. This amount is calculated as a percentage of the officer’s base salary. In the first quarter of each year, the target bonus amount is reviewed and revised as necessary to realign target bonuses with competitive market compensation paid to similarly situated executives in our identified peer group and also to properly address individual responsibilities and experience. The extent to which these target amounts were achieved is based primarily upon an assessment of each executive’s achievement of corporate and individual performance goals. The table below sets forth the target bonus amount (as a percentage of base salary) for each of our Named Executive Officers for 2010, as well as the proportions of their target bonus amount that are based on the achievement of corporate goals and individual performance goals.

Named Executive Officer	Target Bonus Amount (% of Base Salary)	Proportion of Target Bonus Amount Based on Corporate Performance	Proportion of Target Bonus Amount Based on Individual (Departmental) Performance
Gustav Christensen	50%	100%	0%
George V. Migausky	37.5%	50%	50%
Ivana Magovcevic-Liebisch	37.5%	50%	50%
William E. Pullman	37.5%	50%	50%

Notwithstanding the target bonus amounts set in the first quarter of each year, the Compensation Committee retains full discretion to adjust the target bonus amounts upwards for exceptional performance, and to otherwise adjust bonuses upwards or downwards to respond to changes in competitive compensation or other factors not measured by corporate or individual performance in any given year.

We score corporate performance for the purpose of compensation determinations based upon a level of performance (a score of 100%) that is presumed to reflect a solid year in which most of the annual objectives, and particularly high priority objectives, are met. With regard to the likelihood of achieving annual corporate objectives, for compensation purposes, we set the objectives at a level reasonably expected to be achieved with a good level of performance. The Compensation Committee exercises discretion in weighting the relative importance of the key annual objectives and determining the achievement of them, and considers the specific recommendations of the Chief Executive Officer in these matters. To the extent that the Compensation Committee determines that actual corporate performance exceeded expected performance levels, the Committee can exercise its discretion and establish a corporate performance score in excess of 100%.

In 2010, our strategic business objectives focused on (i) the commercialization of KALBITOR® (ecallantide) in the United States for the treatment of hereditary angioedema, (ii) implementing a KALBITOR life-cycle management program, (iii) establishing partnerships to obtain regulatory approval for and commercialize KALBITOR in major markets outside of the United States, and (iv) further expanding our licensing and funded research program (LFRP). In line with this strategic focus, our key corporate objectives for 2010 and the key corporate accomplishments considered by the Compensation Committee in measuring performance against each objective were as follows:

•	Secure at least $50 million in additional equity financing.

In March, 2010, we completed an equity financing that resulted in net proceeds to Dyax of approximately $60 million.

•	Obtain 600 KALBITOR patient “start forms.”

By year end, we had obtained 650 KALBITOR patient “start forms.”

•	Structure, negotiate and execute key commercial collaboration agreements covering the license and/or distribution of KALBITOR outside of North America.

During 2010, we entered into four separate agreements to develop and commercialize KALBITOR for the treatment of HAE and other therapeutic indications throughout Europe, Japan, North Africa, the Middle East, Russia, Australia, New Zealand and Israel.

•	Monetize the existing royalty revenue stream from Pfizer’s Xyntha® product.

In April 2010, we sold our rights to royalties and other payments related to the commercialization of Xyntha, a product marketed by Pfizer Inc., for $9.8 million. In addition, we received a $1.5 million milestone in March 2011 based on 2010 Xyntha sales, and are eligible to receive an additional $500,000 in March 2012 based on 2011 sales.

•	Secure sufficient LFRP revenues to satisfy ongoing obligations to Cowen Healthcare.

During 2010, we received approximately $25 million of cash receipts under the LFRP, allowing for payment of all LFRP-related debt obligations from current LFRP cash receipts.

•	File Marketing Authorization Application (MAA) for the use of ecallantide in Europe on schedule and complete all applicable post-filing activities necessary to maximize potential for approval.

In May 2010, we submitted to the European Medicines Agency (EMA) the MAA for ecallantide for the treatment of HAE. In July 2010, the EMA completed its validation process for the MAA for potential approval to market ecallantide in the European Union (EU). We are currently working with our partner, Sigma-Tau to file on schedule the response to the Day 120 consolidated list of questions from the EMA.

•	File Dyax-sponsored Investigational New Drug (IND) application for use of ecallantide in ACE-Inhibitor Induced Angioedema.

In December 2010, we filed an IND with the FDA for a placebo-controlled Phase 2 clinical study for use of ecallantide for this indication and we are currently in the process of establishing clinical trial sites and expect to treat the first patient during the first half of 2011.

•	Identify a “single shot” formulation for KALBITOR and make a “go / no go” decision with respect to the further development of such formulation.

During 2010, we completed several analyses of various formulation conditions. We then selected a lead “single shot” formulation and initiated accelerated stability testing. Finally, we reviewed the stability profile and approved the selected formulation for further development in the fourth quarter.

•	Advance early discovery programs to designated roadmap milestone(s).

During 2010, we advanced two discovery research candidates into preclinical development and also completed candidate screening experiments (preclinical models) for five early stage projects.

•	Define and initiate organizational excellence programs focusing on professional development and training across the Company and at all levels.

During 2010, Dyax defined and initiated a company-wide organizational development program to enhance our processes, policies, behaviors and skills. This initiative is designed to focus Dyax and its various functions on the achievement of our strategic goals.

•	Maintain adequate liquidity to support forecasted business operations through 2011.

Dyax significantly exceeded its forecasted liquidity targets by ending the year with approximately $77 million of cash to support forecasted business operations beyond 2011.

These accomplishments reflect the dedication and efforts of all of our employees during 2010 and were considered by the Compensation Committee for the purpose of calculating the corporate component of the annual performance bonus for the Named Executive Officers. Based upon these considerations, the Compensation Committee determined that the corporate performance score for 2010 should be 100%.

In accordance with our compensation policies, the 2010 annual bonus award for our Chief Executive Officer was calculated based entirely on this corporate performance score. This reflects his ultimate responsibility for the achievement of our corporate goals, including the key objectives of our commercial department, which reports directly to our Chief Executive Officer.

As noted above, in establishing the annual bonus award for each of our Named Executive Officers other than the Chief Executive Officer, the Compensation Committee also considers our Chief Executive Officer’s recommendations regarding individual performance of each such executive. For 2010, the level of individual performance of each executive was determined based upon the achievement of key objectives and goals assigned to the functional departments for which such executive is responsible.

Mr. Migausky’s individual performance was determined based upon the achievement of key objectives and goals by the Finance, Human Resources (HR), Information Technology (IT) and Facilities departments, each of which reports to Mr. Migausky. These key objectives and goals included:

•	Securing at least $50 million in additional equity financing.
•	Proactively managing the corporate budget to maximize current liquidity.
•	Fully implementing enhanced financial reporting systems for commercial sales of KALBITOR and related government price reporting.
•	Providing proactive IT and HR support for the commercialization of KALBITOR in the United States.
•	Successfully participating in all initiatives to restructure operational management of critical Company functions, including sponsoring and organizing operational reviews of budgetary activities and financial results.

Dr. Magovcevic-Liebisch’s individual performance was determined based upon the achievement of key objectives and goals by the Legal, Business Development and Investor Relations departments, each of which reports to Dr. Magovcevic-Liebisch. These key objectives and goals included:

•	Structuring, negotiating and executing key commercial collaboration agreements covering the license and/or distribution of KALBITOR (ecallantide) outside of North America.
•	Monetizing the existing royalty revenue stream from Pfizer’s Xyntha product.
•	Securing sufficient LFRP revenues to satisfy ongoing obligations to Cowen Healthcare.
•	Providing proactive legal support in connection with regulatory requirements applicable to the commercialization of KALBITOR.
•	Ensuring continued legal compliance with all relevant SEC, FDA and other regulations.

•	Enhancing the visibility of Dyax and its three core business franchises: KALBITOR (ecallantide), the LFRP and the internal pipeline.
•	Successfully participating in all initiatives to restructure operational management of critical functions at Dyax, including sponsoring and organizing operational reviews of alliance management and other corporate activities.

Dr. Pullman’s individual performance was determined based upon the achievement of key objectives and goals by the Research and Development departments, each of which reports to Dr. Pullman. These key objectives and goals included:

•	Filing a Marketing Authorization Application for the use of ecallantide in Europe and completing, as scheduled, all applicable post-filing activities necessary to maximize potential for approval.
•	Filing a Dyax-sponsored IND application for use of ecallantide in ACE-Inhibitor Induced Angioedema.
•	Defining and implementing a KALBITOR (ecallantide) life cycle management program and completing a detailed development plan focused on maximizing product revenues.
•	Providing proactive scientific and development support for pipeline candidates.
•	Successfully participating in all initiatives to restructure operational management of critical functions at Dyax, including sponsoring and organizing operational reviews of research and development programs.

As is the case for corporate performance, these departmental objectives and goals were set at a level that is reasonably likely to be achieved with a good level of performance. Performance ratings are established in accordance with a performance scale, under which target performance is scored at 100%. The Compensation Committee may also consider subjective performance criteria, including leadership, management, judgment and decision making skills, results orientation and communication. To the extent that an executive’s actual performance exceeded expected performance levels, the executive may receive an individual performance rating in excess of 100%.

For 2010, based upon the achievement of the key objectives and goals outlined above, the Compensation Committee approved individual performance ratings of 101% for Mr. Migausky, 112% for Dr. Magovcevic-Liebisch, and 98% for Dr. Pullman.

Calculation of Annual Performance Bonus Amounts.  For our Chief Executive Officer, the target bonus amount is calculated based entirely on our annual corporate performance score. For our other Named Executive Officers, the target bonus amount is based equally (50/50) on our annual corporate performance score and the executive’s individual performance score. As a result, the bonus for each Named Executive Officer was calculated as follows:

Named Executive Officer	Annual Salary (A)	Target Bonus (B)	Proportion of Target Bonus Based on Corporate Performance (C)	Corporate Performance Score (D)	Proportion of Target Bonus Based on Individual (Departmental) Performance (E)	Individual (Departmental) Performance Score (F)	2010 Bonus(1)
Gustav Christensen	$550,000	50.0%	100.00%	100.00%	0.00%	0.00%	$275,000
George V. Migausky	$344,793	37.5%	50.00%	100.00%	50.00%	101.00%	$129,944
Ivana Magovcevic-Liebisch	$376,620	37.5%	50.00%	100.00%	50.00%	112.00%	$149,706
William Pullman	$344,793	37.5%	50.00%	100.00%	50.00%	98.00%	$128,004

(1)	All bonuses were calculated based upon the following formula: (A)*(B) *[(C)*(D) + (E)*(F)]. The 2010 bonus was paid to each of the Named Executive Officers in February 2011.

Equity Awards

Our use of equity-based compensation is intended to ensure that our executive officers have a continuing stake in the long-term performance and success of our Company. Our equity compensation plans have provided the principal method for our executive officers to acquire equity or equity-based interests in our Company. Historically, the primary form of equity compensation awarded by us and other companies in our peer group consisted almost entirely of incentive and non-qualified stock options. We selected this form of equity compensation because of its favorable accounting and tax treatments and the near universal expectation by employees in our industry that they would receive stock options. Beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), which requires the expensing of stock options. As a result, our Compensation Committee has considered alternative forms of equity compensation, such as restricted stock units and performance shares, and is continuing to monitor the mix of options and alternative equity awards used in our industry. For 2010, however, consistent with the survey data generated by Radford, we elected to continue our historical practice of granting equity awards only in the form of stock options.

We make annual equity award grants to our executive officers, including our Named Executive Officers, under our Amended and Restated 1995 Equity Incentive Plan, or the Plan. Annual equity awards serve the principal objective of aligning the long-term financial interests of our executive officers with those of our stockholders. To encourage retention and focus our executives on building long-term value for our stockholders, we structure our annual equity awards so that the executive’s interest in the award will become vested over a service period of multiple years. We also use annual equity grants to reward individual performance for the year as the size of an executive’s award will depend in part on his or her annual performance and achievement of individual goals for the year. Our practice is to grant equity awards following our annual performance cycle; there is no relationship between the timing of our equity grants and the release of non-public material information.

Radford’s review of our executive compensation practices highlighted that the level of equity awards we have provided over the last several years in combination with the fact that most of our Named Executive Officers have been with us for less than two years, have resulted in a relatively lower level of equity interests by our Named Executive Officers versus our peer group. We have historically used the Black Scholes methodology to value our equity awards; however, beginning in 2009 and again in 2010, we determined that potential stock ownership is a better measure for our assessment of equity compensation. Since equity ownership is the principal long-term incentive part of our compensation structure and that which best aligns with the long-term interests of stockholders, our Compensation Committee has made significant increases to the equity awards for all our Named Executive Officers.

For 2010, Radford provided recommendations for target level awards for each of our Named Executive Officers at the 75th percentile of the market data for executive officers in our peer group. All equity awards granted in 2010, as disclosed in the Summary Compensation Table below, were made in the form of stock options.

Other Employee Benefits

We maintain medical, dental, vision, accidental death, disability, life insurance, a 401(k) plan and other customary benefits for all of our employees, as well as customary vacation, leave of absence and similar policies. Our executive officers, including our Named Executive Officers, are entitled to participate in these programs on the same basis as our other employees. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executive officers or employees; however, our Compensation Committee in its discretion may revise, amend or add to an executive officer’s benefits if it deems it advisable to do so at any time.

Retention Agreements

In December 2010 we entered into Retention Agreements with each of our Named Executive Officers, which superseded and replaced the employment agreements previously executed between the Company and the Named Executive Officers. These retention agreements provide for severance benefits in the event that the executive’s employment is terminated (i) by the Company at any time (before or after a change of control) for any reason other than cause, death or disability, or (ii) by the executive for good reason following a change of control. Forms of these Retention Agreements have been filed with the SEC. These agreements are important in the recruitment and retention of executive officers, as most of the companies in our peer group with which we compete for executive talent have similar agreements in place for their executive officers. These agreements are also intended to reinforce and encourage the continued attention of our executive officers to their assigned duties without distraction in the event of a proposed change in control transaction.

In the event that the executive’s employment is terminated prior to a change in control: (i) the executive will continue to receive full benefit coverage, including medical, dental and life insurance coverage, for 18 months (for the Chief Executive Officer) or for 9 months (for the other executives); (ii) the executive will continue to receive his or her base salary for 18 months (for the Chief Executive Officer) or for 9 months (for the other executives); (iii) the executive will receive, in a lump sum, the pro-rata portion of the executive’s performance bonus earned, if any, through the date of termination (or, if not determinable, then a pro-rata portion of the executive’s target bonus, based upon the number of calendar days the executive was employed during the fiscal year in which termination occurs); (iv) all of the executive’s outstanding stock options that are unvested will continue to vest for 18 months (for the Chief Executive Officer) or for 9 months (for the other executives); and (v) all of the executive’s outstanding stock options will remain exercisable for 21 months (for the Chief Executive Officer) and 12 months (for the other executives) but in no event beyond the maximum term of any stock options.

In the event that the executive’s employment is terminated after a change in control: (i) the executive will continue to receive full benefit coverage, including medical, dental and life insurance coverage, for 18 months (for the Chief Executive Officer) or for 12 months (for all other executives); (ii) the executive will receive, in a lump sum equal to a pro-rata portion of the executive’s target bonus (based upon the number of calendar days the executive was employed during such fiscal year) plus 100% of the executive’s base salary and target bonus (or 150% in the case of the Chief Executive Officer); (iii) all of the executive’s outstanding stock options that are unvested will vest immediately; and (iv) all of the executive’s outstanding stock options will remain exercisable for 21 months (for the Chief Executive Officer) or for 15 months (for the other executives) but in no event beyond the maximum term of any stock options.

Under these agreements, each executive officer agrees to execute a release of claims in a form satisfactory to us and not to compete against us or solicit employees or customers for a period ranging from 12 – 21 months following termination (for the Chief Executive Officer) or 12 – 15 months (for the other executives).

Each agreement continues in effect for three years from its effective date, subject to automatic one-year extensions thereafter unless one year prior notice is given of the Company’s intention not to extend the term of the agreement; provided, however, that in any event the agreement shall continue in effect for one year following a change in control that occurs during the term of the agreement.

A detailed discussion of the amounts payable to each executive under these agreements is provided later in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”

Pension Benefits and Nonqualified Deferred Compensation

We do not maintain qualified or non-qualified defined benefit plans or defined contribution plans or other deferred compensation plans for our executive officers or other employees.

Tax and Accounting Implications

Compensation Deductibility

Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and its four other most highly compensated officers. This provision excludes certain types of  “performance based compensation” from the compensation subject to the limit. We do not expect to pay any of our covered employees salary and bonus for 2011 that could exceed $1,000,000. In addition, our Amended and Restated 1995 Equity Incentive Plan contains an individual annual limit on the number of stock options and stock appreciation rights that may be granted under the plan so that such awards will qualify for the exclusion from the limitation on deductibility for performance-based compensation. We believe, however, that in some circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our Company and its stockholders. Given our industry and business, as well as the competitive market for outstanding executives, we believe that it is important for us to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee may from time to time approve components of compensation for certain executives that are not fully deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, in reliance on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors, and the Board has approved that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee,
Thomas L. Kempner (Chair) Constantine E. Anagnostopoulos Susan B. Bayh

Summary Compensation Table

The following table sets forth information regarding compensation earned during 2010 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers. It also includes compensation earned by a former executive officer who resigned in July 2010.

Collectively, the persons for whom information is provided below are referred to in this proxy statement as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total Compensation ($)
Gustav Christensen President and Chief Executive Officer	2010	550,000	275,000	1,051,250	7,314	(2)	1,883,564
	2009	495,192	350,000	1,236,620	7,458	(3)	2,089,270
	2008	373,846	200,000	827,760	7,056	(4)	1,408,662
George V. Migausky(5) Executive Vice President and Chief Financial Officer	2010	344,793	129,944	399,475	9,672	(6)	883,884
	2009	334,375	175,744	90,701	9,672	(7)	610,492
	2008	122,500	100,000	305,610	3,103	(8)	531,213
Ivana Magovcevic-Liebisch Executive Vice President Corporate Development and General Counsel	2010	376,620	149,706	399,475	7,890	(9)	933,691
	2009	365,500	191,966	247,365	7,890	(10)	812,721
	2008	354,668	140,000	345,763	7,440	(11)	847,871
William E. Pullman Executive Vice President and Chief Development Officer	2010	344,793	128,004	399,475	9,672	(12)	881,944
	2009	334,375	175,744	263,856	9,852	(13)	783,827
	2008	325,000	150,000	287,030	9,282	(14)	771,312

(1)	The amounts shown in this column represents the grant date fair value of options granted using the Black-Scholes Option Pricing Model.
(2)	Includes $3,750 in 401K company match and $3,564 in group term life insurance paid by Dyax.
(3)	Includes $3,894 in 401K company match and $3,564 in group term life insurance paid by Dyax.
(4)	Includes $3,492 in 401K company match and $3,564 in group term life insurance paid by Dyax.
(5)	Mr. Migausky joined the company in August 2008.
(6)	Includes $7,350 in 401K company match and $2,322 in group term life insurance paid by Dyax.
(7)	Includes $7,350 in 401K company match and $2,322 in group term life insurance paid by Dyax.
(8)	Includes $2,625 in 401K company match and $478 in group term life insurance paid by Dyax.
(9)	Includes $7,350 in 401K company match and $540 in group term life insurance paid by Dyax.
(10)	Includes $7,350 in 401K company match and $540 in group term life insurance paid by Dyax.
(11)	Includes $6,900 in 401K company match and $540 in group term life insurance paid by Dyax.
(12)	Includes $7,350 in 401K company match and $2,322 in group term life insurance paid by Dyax.
(13)	Includes $7,350 in 401K company match, $2,322 in group term life insurance and $180 in other compensation paid by Dyax.
(14)	Includes $6,900 in 401K company match, $1,242 in group term life insurance and $1,140 in other compensation paid by Dyax.

Grants of Plan Based Awards for 2010

The following table sets forth certain information regarding all of the options awarded to our Named Executive Officers during 2010. All of these options were awarded under our Amended and Restated 1995 Equity Incentive Plan.

Named Executive Officers	Grant Date	Date of Compensation Committee Action	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Option Awards ($)(2)
Gustav Christensen	02/10/10	02/10/10	500,000	3.22	1,051,250
George V. Migausky	02/10/10	02/10/10	190,000	3.22	399,475
Ivana Magovcevic-Liebisch	02/10/10	02/10/10	190,000	3.22	399,475
William E. Pullman	02/10/10	02/10/10	190,000	3.22	399,475

(1)	Reflects the closing price of our common stock on the date of grant.
(2)	Grant date fair value is determined using the Black-Scholes Option Pricing Model.

Option Exercises and Stock Vested in 2010

During 2010, there were no options exercised by, and no stock vested with, our Named Executive Officers, except as disclosed in the following table:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ivana Magovcevic-Liebisch(1)	12,605	13,739	N/A	N/A
Ivana Magovcevic-Liebisch(2)	12,395	14,378	N/A	N/A

(1)	Dr. Magovcevic-Liebisch exercised 12,605 options on May 26, 2010, with an exercise price of $1.36. The closing market price on May 26, 2010 was $2.45.
(2)	Dr. Magovcevic-Liebisch exercised 12,395 options on June 25, 2010, with an exercise price of $1.36. The closing market price on June 25, 2010 was $2.52.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table summarizes the outstanding equity award holdings of our Named Executive Officers:

Named Executive Officers	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($/Sh)	Option Expiration Date
Gustav Christensen	37,500	2,500	3.84	03/13/17
	73,333	6,667	4.52	04/26/17
	64,063	10,937	4.20	07/02/17
	106,250	43,750	4.15	02/13/18
	87,500	62,500	3.96	08/07/18
	167,708	182,292	3.63	01/02/19
	98,958	151,042	2.09	05/14/19
	104,167	395,833	3.22	02/10/20
	739,479	855,521
George V. Migausky	58,333	41,667	4.57	08/06/18
	25,208	29,792	2.39	02/11/19
	39,583	150,417	3.22	02/10/20
	123,124	221,876
Ivana Magovcevic-Liebisch	19,800	0	11.50	03/16/11
	12,000	0	7.04	10/26/11
	7,812	0	3.80	05/16/12
	18,281	0	3.36	07/22/13
	40,000	0	6.90	10/16/13
	60,000	0	11.41	06/28/14
	60,000	0	4.52	06/28/15
	12,500	0	4.31	12/08/15
	60,000	0	2.94	07/03/16
	44,792	5,208	4.48	05/16/17
	51,250	8,750	4.20	07/02/17
	14,583	5,417	3.61	01/23/18
	56,667	23,333	4.15	02/13/18
	14,583	10,417	3.96	08/07/18
	68,750	81,250	2.39	02/11/19
	39,583	150,417	3.22	02/10/20
	580,601	284,792
William E. Pullman	79,167	20,833	4.56	10/29/17
	70,833	29,167	4.15	02/13/18
	73,333	86,667	2.39	02/11/19
	39,583	150,417	3.22	02/10/20
	262,916	287,084

Potential Payments upon Termination or Change in Control

The following tables shows the potential payments due to each of our Named Executive Officers who are current employees (i) upon termination of their employment prior to a change in control and (ii) upon termination of their employment within 12 months following a change of control; assuming such termination were to have occurred as of December 31, 2010.

	Termination Without Cause(1) Not in Connection with a Change of Control
Named Executive Officers	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Gustav Christensen	825,000	275,000	35,533	10,577	1,265,917	2,412,027
George V. Migausky	258,595	129,297	17,755	6,631	160,137	572,415
Ivana Magovcevic-Liebisch	282,465	141,233	18,162	14,486	212,885	669,231
William E. Pullman	258,595	129,297	17,755	6,631	251,158	663,436

(1)	“Cause” is defined as gross neglect in the performance of the executive’s duties or the commission by the executive of an act of dishonesty or moral turpitude in connection with his or her employment, as determined by our Board of Directors.
(2)	Represents lump sum payment made as of date of termination. Amount assumes either (i) 100% of the executive’s target bonus has been earned as of the date of termination, or (ii) that the amount earned is not determinable, in which case the executive is entitled to his or her annual target bonus, pro-rated based upon the portion of the calendar year that the executive was employed, which in this scenario is the entire year.
(3)	Consists of health and dental benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2010 and is valued at the premiums in effect on December 31, 2010.
(4)	Represents accrued vacation pay due to the executive officer as of December 31, 2010.
(5)	Represents the intrinsic value, as of December 31, 2010, of all options that will vest as a result of the termination of the executive officer’s employment.

	Termination Without Cause Following a Change of Control(1)
Named Executive Officers	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Gustav Christensen	825,000	687,500	35,533	10,577	1,862,239	3,420,849
George V. Migausky	344,793	258,595	23,673	6,631	495,812	1,129,504
Ivana Magovcevic-Liebisch	376,620	282,465	24,217	14,486	559,622	1,257,410
William E. Pullman	344,793	258,595	23,673	6,631	605,207	1,238,899

(1)	“Change in control” is defined as (a) the acquisition of 50% or more of our common stock (including shares convertible into common stock) by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended), (b) a merger or similar combination after which 50% or more of our voting stock or any other surviving corporation that is a successor to us is not held by the persons having beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of us immediately prior to such merger or combination, (c) the sale, lease, or exchange of all or substantially all of our property or assets, or (d) our dissolution or liquidation.
(2)	Amount represents 100% of the executive’s target bonus for the fiscal year in which termination of employment occurs, pro-rated by the number of calendar days the executive was employed during such fiscal year and 100% of the executive’s target bonus for the severance period covered.
(3)	Consists of health and dental benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2010 and is valued at the premiums in effect on December 31, 2010.
(4)	Represents accrued vacation pay due to the executive officer as of December 31, 2010.
(5)	Represents the intrinsic value, as of December 31, 2010, of all options that will vest as a result of the termination of the executive officer’s employment.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our directors during 2010.

	Fees Earned or Paid in Cash($)	Option Awards ($)(1)		All Other Compensation ($)	Total ($)
Non-Employee Directors:
Constantine E. Anagnostopoulos	39,500	0		0	39,500
Susan B. Bayh	38,500	152,460	(2)	0	190,960
James W. Fordyce	40,500	0		0	40,500
Mary Ann Gray	53,896	0		0	53,896
Thomas L. Kempner	52,396	0		0	52,396
Henry R. Lewis	46,500	0		0	46,500
David J. McLachlan	62,500	0		0	62,500
Employee Directors(3):
Gustav Christensen	0	0		0	0
Henry E. Blair	0	35,795	(4)	0	35,795

(1)	The following aggregate number of option shares were subject to options outstanding as of December 31, 2010 for each director included in the table:

Director	Option Shares
Constantine E. Anagnostopoulos	167,500
Susan B. Bayh	176,000
James W. Fordyce	142,500
Mary Ann Gray	126,000
Henry R. Lewis	167,500
Thomas L. Kempner	142,500
David J. McLachlan	167,500
Henry E. Blair	100,000 *

*	Excludes (a) outstanding options to purchase an aggregate of 995,000 shares issued to Mr. Blair in his former capacity as Chief Executive Officer of the Company, and (b) the option referenced in footnote (4) below.
(2)	This column represents the grant date fair value of an option to purchase 75,000 shares granted during 2010 under the Black-Scholes Option Pricing Model.
(3)	Mr. Christensen receives no compensation for his service on the Board. All of his compensation is described above in this Proxy Statement under the heading “Executive Compensation.” Mr. Blair is an employee of the Company, for which he receives compensation as described below, but he receives no fees or other cash compensation for his service as a director other than his option awards.
(4)	Represents the grant date fair value of an option to purchase 50,000 shares granted to Mr. Blair in March 2011, which has been included here because such option was granted in order to compensate Mr. Blair for an option that should have been (but was not) granted to Mr. Blair on May 6, 2010 in connection with his election as Chairman of the Board, in accordance with previously approved compensation policies. The option granted to Mr. Blair in March 2011 was structured to mirror the option that would have been granted to him on May 6, 2010 had such option actually been granted. Consequently, the option has an exercise price equal to the closing price on May 6, 2010 and vests monthly until the 2011 annual meeting.

Non-Employee Directors

We review the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources, including:

•	publicly available data describing director compensation in peer companies;
•	survey data collected by our human resources department; and
•	information obtained directly from other companies.

Director Fees.  In February 2011, our Board revised the manner in which our non-employee directors are compensated. Going forward, those of our directors who are not employees of Dyax receive compensation for their services as directors as follows:

•	for service on the Board of Directors, each Director receives an annual retainer of $40,000;
•	each Director who serves on the Audit Committee receives an annual retainer of $12,500, except for the Chairman of the Audit Committee who receives an annual retainer of $25,000;
•	each Director who serves on the Compensation Committee receives an annual retainer of $7,500, except for the Chairman of the Compensation Committee who receives an annual retainer of $17,500;
•	each Director who serves on the Nominating & Governance Committee receives an annual retainer of $5,000, except for the Chairman of the Nominating & Governance Committee who receives an annual retainer of $10,000; and
•	our Lead Director receives an annual retainer of $10,000.

Stock Options.  In addition, our non-employee directors elected at any annual meeting automatically receive stock options under our Amended and Restated 1995 Equity Incentive Plan to purchase 25,000 shares of our common stock for each year of their three-year term. Non-employee directors elected between annual meetings automatically receive options to purchase 25,000 shares of our common stock for each year or portion of a year remaining in the three-year term of the class of directors to which they have been elected. Stock options granted by us to our non-employee directors have an exercise price equal to the closing price of our common stock on the date of the annual meeting, vest monthly based upon continued service over a three-year period, and expire ten years after the date of grant.

Employee Directors

Gustav Christensen, our President and Chief Executive Officer, and Henry Blair, our Chairman, serve in dual capacities as both Directors and employees of Dyax. Mr. Christensen receives no compensation for his service on the Board. For his service as Chairman of the Board, Mr. Blair receives options to purchase 50,000 shares of our common stock for each year during which he serves in such capacity. These stock options have an exercise price equal to the closing price of our common stock on the date of the annual meeting, vest monthly based upon his continued service on the Board over the twelve months until the next annual meeting, and expire ten years after the date of grant. During 2010, Mr. Blair’s annual grant was unintentionally overlooked. When this omission was noticed in March 2011, the Compensation Committee granted Mr. Blair an option to purchase 50,000 shares structured to mirror the option that would have been granted to him on May 6, 2010 (the date of the 2010 Annual Meeting) had such option actually been granted. In addition to his compensation as a Director, Mr. Blair continues to serve as an employee and in that capacity is an advisor to Mr. Christensen, primarily in matters related to our research activities, pursuant to his employment agreement. In 2010, Mr. Blair received total compensation of $351,181 as our employee.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Dyax’s audited financial statements for the year ended December 31, 2010.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Dyax’s accounting and financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.dyax.com. The Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ Stock Market standards.

Management is responsible for our internal controls and the financial reporting process. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

In the course of its oversight of Dyax’s financial reporting process, the Audit Committee:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Dyax’s audited financial statements for the fiscal year ended December 31, 2010;
•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;
•	received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence;
•	reviewed with management and PricewaterhouseCoopers LLP Dyax’s critical accounting policies;
•	discussed with management the quality and adequacy of Dyax’s internal controls;
•	discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and
•	considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with its maintaining its independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Dyax’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

By the Audit Committee,
David J. McLachlan, Chair James W. Fordyce Mary Ann Gray Henry R. Lewis

Audit Fees

PricewaterhouseCoopers LLP, an independent registered public accounting firm, examined our financial statements and internal control over financial reporting for the year ended December 31, 2010. The Board of Directors has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The aggregate fees for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2010 and 2009 are as follows:

	2010	2009
Audit Fees(1)	$628,521	$556,551
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$16,500	$15,000
All Other Fees(4)	$1,292	$1,500
Total	$646,313	$573,051

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit-related fees consisted primarily of accounting consultations, services related to a business divestiture and other attestation services.
(3)	These fees were for services related to (a) tax compliance including sales and use taxes and (b) tax planning.
(4)	All other fees include technical research materials.

For fiscal years 2010 and 2009, we also incurred fees of we also incurred fees of $68,000 and $69,000 respectively, to Protiviti, Inc., an external consulting firm retained to assist us in preparing for the audit of our internal control procedures under Section 404 of the Sarbanes-Oxley Act of 2002. This amount is in addition to the fees paid to PricewaterhouseCoopers LLP and does not reflect any allocation of the time and costs incurred internally in connection with the audit of our internal control procedures. All fees have been approved by our Audit Committee.

Our Audit Committee has adopted procedures requiring the pre-approval of all non-audit (including tax) services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

All of the non-audit services rendered by PricewaterhouseCoopers LLP with respect to the 2010 fiscal year were pre-approved by the Audit Committee in accordance with this policy.

STOCKHOLDER MATTERS

Stockholder Recommendations for Director Nominations

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should provide the following information to the Chair of the Nominating and Governance Committee, Dyax Corp., 300 Technology Square, Cambridge, Massachusetts 02139: (a) a brief statement outlining the reasons the nominee would be an effective director for Dyax; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other Board of Directors and board committees on which the candidate has served during that period, (iii) the number of shares of Dyax stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with Dyax; and (c) (i) the stockholder’s name and record address and the name and address of the beneficial owner of Dyax shares, if any, on whose behalf the proposal is made and (ii) the number of shares of Dyax stock that the stockholder and any such other beneficial owner beneficially own. The Committee may seek further information from or about the stockholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such other beneficial owner.

Deadline for Stockholder Proposals and Director Nominations

In order for a stockholder proposal to be considered for inclusion in Dyax’s proxy materials for the 2012 Annual Meeting of Stockholders, it must be received by Dyax at 300 Technology Square, Cambridge, Massachusetts 02139 (or such other address as is listed as Dyax’s primary executive offices in its periodic reports under the Securities Exchange Act of 1934) no later than December 7, 2011.

In addition, Dyax’s Bylaws require a stockholder who wishes to bring business before or propose director nominations at the 2012 Annual Meeting of Stockholders to give advance written notice to Dyax’s Secretary not less than 45 days nor more than 60 days before the meeting; provided, however, that if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Assuming the 2012 Annual Meeting of Stockholders is held on May 10, 2012, this would require that the advance written notice would need to be given between March 11, 2012 and March 26, 2012.

ANNUAL MEETING OF STOCKHOLDERS OF

# DYAX CORP.

**May 12, 2011**

**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:**
The Notice of Meeting, proxy statement and proxy card are available at https://materials.proxyvote.com/26746E

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330403003000000000 2 051211

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, FOR "3 YEARS" ON PROPOSAL 3, "FOR" PROPOSAL 4 AND "FOR" PROPOSAL 5.**
**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

1. To elect three Class II directors to serve until the 2014 Annual Meeting of Stockholders:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ James W. Fordyce
○ Mary Ann Gray
○ Thomas L. Kempner

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. To approve the compensation of the Company's executive officers. | ☐ | ☐ | ☐ |

| | 3 years | 2 years | 1 year | ABSTAIN |
|---|---|---|---|---|
| 3. To indicate the frequency of votes to approve the compensation of the Company's executive officers. | ☐ | ☐ | ☐ | ☐ |

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

# DYAX CORP.

## 2011 ANNUAL MEETING OF STOCKHOLDERS

## THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Dyax Corp. hereby appoints Gustav Christensen, George Migausky, Ivana Magovcevic-Liebisch and Nathaniel S. Gardiner, or any one of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the annual meeting of stockholders (the "2011 Annual Meeting") to be held at 2:00 p.m., local time on Thursday, May 12, 2011, at the offices of Dyax Corp., 300 Technology Square, Cambridge, Massachusetts 02139, and at any adjournments of the meeting, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

**This proxy will be voted as directed by the undersigned stockholder. Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1, FOR the compensation of the Company's executive officers in Proposal 2, FOR a vote on the compensation of the Company's executive officers every 3 years in Proposal 3, FOR the amendment to Dyax's Amended and Restated Certificate of Incorporation increasing the number of authorized shares of Dyax's common stock from 125,000,000 to 200,000,000 as described in Proposal 4 and FOR ratification of the appointment of Dyax's independent registered public accounting firm as described in Proposal 5, and in accordance with the determination of a majority of the Board of Directors as to any other matters that may properly come before the meeting or any adjournments thereof. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Secretary, or by attending the 2011 Annual Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2011 Annual Meeting.**

**If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.**

**(CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)**

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